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                                                                 Exhibit J


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 7 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 30, 1999, relating to the financial statements and financial highlights appearing in the September 30, 1999 Annual Report to Shareholders of First Choice Funds Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and under the headings "Experts" and Financial Statements" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 31, 2000